Exhibit 99.1
Expedia, Inc. Reports Fourth Quarter and Full Year 2008 Results
Advertising & Merchant Hotel Drive Record Annual Revenue & OIBA
BELLEVUE, Wash.—February 19, 2009—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its fourth quarter and year ended December 31, 2008.
“The story of 2008–and 2009 for that matter–is clearly the global recession and its impact on nearly every sector of our economy,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “When we emerge from this downturn is anyone’s guess, but what certainly is not a guess is Expedia’s global leadership in travel and our conservative management, both of which will allow us to weather a downturn of almost any length and come out stronger than when this mess began.”
“While we have taken a substantial write down of the accounting value of our goodwill largely due to significant stock market declines, we believe that the core value of the Expedia brands and marketplace are considerable and lasting,” said Dara Khosrowshahi, Expedia Inc.’s CEO and President. “We remain focused on growing shareholder value by improving our offerings to travelers, suppliers and advertisers, as well as ensuring appropriate spending and investment levels for this historically difficult demand environment.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y	Year Ended	Year Ended	Y / Y
Metric	Ended 12.31.08	Ended 12.31.07	Growth	12.31.08	12.31.07	Growth
Gross bookings	4,020.1	4,522.0	(11%)	21,268.8	19,631.8	8%
Revenue	620.8	665.3	(7%)	2,937.0	2,665.3	10%
Revenue margin	15.44%	14.71%	+73bps	13.81%	13.58%	+23bps
Gross profit	483.9	518.9	(7%)	2,302.3	2,102.9	9%
Operating income before amortization** (“OIBA”)	137.1	165.2	(17%)	697.8	669.5	4%
Operating income / (loss) *	(2,889.1)	128.3	N / A	(2,429.0)	529.1	N / A
Adjusted net income **	64.9	97.5	(33%)	375.1	395.9	(5%)
Net income / (loss) *	(2,760.0)	65.4	N / A	(2,517.8)	295.9	N / A
Adjusted EPS **	$0.22	$0.32	(31%)	$1.25	$1.24	1%
Diluted EPS *	$(9.60)	$0.22	N / A	$(8.63)	$0.94	N / A
Free cash flow **	(287.7)	(282.3)	(2%)	360.9	625.4	(42%)

*	3-months and year-ended 12.31.08 operating loss, net loss and diluted EPS reflect a $3.0 billion impairment of goodwill and intangible assets.

**	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 17-19 herein for an explanation of non-GAAP measures used throughout this release.

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Discussion of Results – Fourth Quarter 2008
Gross Bookings & Revenue
Gross bookings decreased 11% for the fourth quarter of 2008 compared with the fourth quarter of 2007. North America bookings decreased 13%, Europe bookings decreased 11% (down 1% excluding the estimated net negative impact from foreign exchange) and Other bookings (primarily EgenciaTM and our Asia Pacific operations) increased 4%.
Revenue decreased 7% for the fourth quarter, primarily driven by lower worldwide merchant hotel and air revenues, partially offset by increased advertising and media revenue and agency hotel revenue from Venere, which we acquired in the third quarter of 2008. Revenue would have decreased 2% excluding the net negative impact of foreign exchange and the benefit of acquisitions. North America revenue decreased 5%, Europe revenue decreased 14% (increased 6% excluding the estimated net negative impact from foreign exchange) and Other revenue increased 4%.
Worldwide hotel revenue (including both merchant and agency model nights stayed) decreased 12% for the fourth quarter due to a 19% decrease in revenue per room night, partially offset by a 10% increase in room nights stayed, including rooms delivered as a component of packages and nights booked through Venere. Revenue per room night decreased primarily due to a 10% decrease in worldwide average daily rates (“ADRs”), the impact of foreign exchange and lower service fees.
Worldwide air revenue decreased 16% for the fourth quarter, primarily due to a 12% decrease in air tickets sold reflecting lower passenger volumes due to carrier capacity cuts and softening traveler demand. Revenue per air ticket decreased 4%, primarily reflecting a lower mix of higher revenue merchant air tickets at Hotwire, partially offset by higher consumer booking fees on Expedia.com.
Worldwide revenue from products and services other than hotel and air (primarily revenue from advertising and media, car rentals and destination services) increased 16% for the fourth quarter due primarily to increased advertising and media revenue.
Advertising and media revenue increased 29% for the fourth quarter, accounting for a record 11% of worldwide revenue. Package revenue decreased 26% compared with the prior year period primarily due to lower worldwide volumes and ADRs. Package revenue was challenged by weakness in key North American destinations such as Hawaii and Las Vegas.
Revenue as a percentage of gross bookings (“revenue margin”) was 15.44% for the fourth quarter, an increase of 73 basis points. North America revenue margin increased 135 basis points to 15.76%, Europe revenue margin decreased 46 basis points to 17.89%, and Other revenue margin decreased 2 basis points to 9.61%. The fourth quarter increase in worldwide and North America revenue margins was primarily due to an increased mix of advertising and media revenues as compared to fourth quarter 2007. Europe revenue margin decreased primarily due to the impact of foreign exchange and a lower mix of merchant hotel transactions due to our acquisition of Venere.
Profitability
Gross profit for the fourth quarter of 2008 was $484 million, a decrease of 7% compared with the fourth quarter of 2007 primarily due to decreased revenue. OIBA for the fourth quarter decreased 17% to $137 million, driven primarily by lower revenue, partially offset by lower cost of revenue and operating expenses. OIBA as a percentage of revenue decreased 275 basis points to 22.08%, primarily reflecting higher growth in general & administrative and technology & content expenses excluding stock-based compensation as a percentage of revenue. Operating income decreased primarily due to a $3.0 billion impairment of goodwill and intangible assets, primarily related to a decline in Expedia’s market capitalization.
Adjusted net income for the fourth quarter decreased $33 million compared to the prior year period primarily due to lower OIBA. Net income decreased primarily due to the impairment of goodwill and intangibles. Fourth quarter adjusted EPS and diluted EPS were $0.22 and ($9.60), respectively. Adjusted EPS decreased 31% due to lower adjusted income, partially offset by lower net share counts.

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Discussion of Results – Full Year 2008
Gross Bookings & Revenue
Gross bookings increased 8% in 2008 compared with 2007. North America bookings increased 4%, Europe bookings increased 18% (14% excluding the estimated net benefit from foreign exchange) and Other bookings increased 23%.
Revenue increased 10% for the year, primarily driven by increased advertising and media revenue and worldwide merchant hotel revenue. North America revenue increased 8%, Europe revenue increased 14% (also 14% excluding the estimated impact of foreign exchange) and Other revenue increased 24%.
Worldwide hotel revenue (including both merchant and agency model nights stayed) increased 6% in 2008 due to a 13% increase in room nights stayed, including rooms delivered as a component of vacation packages and nights booked through Venere, partially offset by a 6% decrease in revenue per room night. Revenue per room night decreased due to changes in foreign exchange rates, as well as a 1% decrease in worldwide ADRs.
Worldwide air revenue increased 2% in 2008 due to a 2% increase in revenue per air ticket. Tickets sold were flat for the year as 8% ticket growth in the first half of the year was offset by an 8% decrease in the second half of the year due to lower passenger volumes as a result of carrier capacity cuts and softer consumer demand.
Worldwide revenue from products and services other than hotel and air (primarily revenue from advertising and media, car rentals and destination services) increased 29% in 2008 due primarily to increased advertising and media revenues and car rental revenues.
Advertising and media revenue increased 55% in 2008, accounting for 10% of worldwide revenue. Package revenue decreased 4% compared with the prior year period primarily due to foreign exchange and lower worldwide volumes.
Revenue margin was 13.81% in 2008, an increase of 23 basis points. North America revenue margin increased 54 basis points to 14.16%, Europe revenue margin decreased 57 basis points to 15.11%, and Other revenue margin increased 11 basis points to 8.91%. The increase in 2008 worldwide and North America revenue margin was primarily due to an increased mix of advertising and media revenues. Europe revenue margin decreased primarily due to the impact of foreign exchange.
Profitability
Gross profit for 2008 was $2.3 billion, an increase of 9% compared with 2007 primarily due to increased revenue, partially offset by a 51 basis point reduction in gross margin to 78.39%. The gross margin decrease was primarily related to costs associated with our summer gas card promotions, lower third quarter efficiencies in our telesales and customer service centers, and higher data center costs.
OIBA increased 4% to $698 million, driven primarily by higher revenue, partially offset by lower gross margin and increased operating expenses. OIBA as a percentage of revenue decreased 136 basis points to 23.76%, primarily reflecting a lower gross margin and growth in selling and marketing expenses and technology and content expenses excluding stock-based compensation as a percentage of revenue. Operating income decreased primarily due to the fourth quarter impairment of goodwill and intangible assets, as well as the same factors driving OIBA growth.
Adjusted net income for the year decreased $21 million compared with 2007 due to greater net interest expense and a greater other, net loss, partially offset by higher OIBA. Net income decreased primarily due to the fourth quarter impairment of goodwill and intangible assets. 2008 adjusted EPS and diluted EPS were $1.25 and ($8.63), respectively. Adjusted EPS increased 1% due to lower net share counts offsetting decreased adjusted income.
Cash Flows & Working Capital
Net cash provided by operating activities in 2008 was $521 million and free cash flow was $361 million. Both measures were reduced by $86 million from net changes in operating assets and liabilities primarily related to slower growth in our merchant hotel business. Free cash flow in 2008 decreased $265 million due to slower growth in our merchant hotel business in the back half of the year and higher capital expenditures, partially offset by higher OIBA.

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Recent Highlights
     Global Presence
•	Expedia Inc.’s international gross bookings were $1.35 billion and $7.04 billion in the fourth quarter and year ended December 31, 2008, accounting for 34% and 33% of worldwide bookings, up from 33% and 30% in the prior year periods.

•	International revenue, including TripAdvisor’s international websites beginning in 2008, was $219 million and $1.01 billion in the fourth quarter and year ended December 31, 2008, or 35% of worldwide revenue in both periods, down from 36% in the fourth quarter of 2007, and up from 32% for the year ended December 31, 2007.

•	Expedia.ca, the leading online travel site serving Canada, eclipsed $1 billion in annual gross bookings for the first time in its history in 2008.

•	hotels.com and its affiliates recorded nearly $2.9 billion in 2008 worldwide gross bookings, including over $800 million in international bookings. hotels.com now offers hotel booking services through 58 worldwide sites, including recent local language website launches in Taiwan and China.
     Brand Portfolio
•	For the third year in a row, Hotwire.com™ was recognized for providing the “Highest Customer Satisfaction for Independent Travel Web Sites” according to J.D. Power and Associates’ 2008 Independent Travel Web Site Satisfaction StudySM (For J.D. Power and Associates award information including information about the study see www.jdpower.com).

•	Egencia, the world’s fifth largest travel management company, celebrated its sixth anniversary in 2008 with $1.5 billion in gross bookings, over 20% revenue growth, record new client additions and the launch of service in several new geographies, including its most recent launches in Switzerland and India.

•	JetBlue Airways and hotels.com® have partnered to provide JetBlue customers with access to hotel deals via www.jetblue.com/hotels. JetBlue customers can access popular features from hotels.com like Price Match Guarantee and no change, cancel or phone booking fees, as well as guest reviews from TripAdvisor.

•	Nearly 12,000 Venere.com properties are now available for reservation on over 40 hotels.com points of sale around the world. Venere is the second largest online agency hotel company in Europe.
     Content & Innovation
•	Expedia.com introduced a test of its new Fare Alert download for its Elite Plus travelers, allowing air shoppers to receive automatic, real-time alerts of airfare decreases. Incorporating traveler feedback, the new Fare Alert features searches by specific dates or month of travel, as well as more robust origins and destination options.

•	TripAdvisor® launched its Vacation Rental product powered by FlipKey, a leading vacation rental review site in whom TripAdvisor purchased a majority stake last summer. TripAdvisor now features 70,000 vacation rentals, including FlipKey’s leading collection of more than 50,000 verified guest reviews.

•	Expedia.com celebrated its second anniversary as the exclusive travel partner of the ThankYou Network, surpassing the 2 million member mark. Travelers booking hotels, packages and other travel on Expedia.com can earn Thank You points on top of their existing point programs. With the Citi PremierPass®/Expedia.com® Credit Card travelers can earn up to triple points on their Expedia purchases.
     Partner Services Group (“PSG”)
•	Expedia, Inc. continued to grow its global hotel base in 2008, finishing the year with over 99,000 total properties, including over 53,000 merchant properties, 34,000 agency properties and nearly 12,000 incremental properties from our Venere acquisition. Including Venere and other agency hotels, Expedia now offers over 48,000 unique properties in the EMEA region.

•	Expedia launched its Expedia Partner Central (“EPC”) website, enabling hotel suppliers to submit availability updates, request changes to hotel descriptions, respond to traveler reviews and connect with technical support.

•	Expedia signed agreements with the Venetian & Palazzo properties in Las Vegas, ensuring availability of these hotel chains’ rooms and pricing across the Company’s worldwide points of sale.

•	Rooms and pricing from over 4,000 IHG and Accor properties are now available for booking on Expedia and hotels.com worldwide sites.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$620,811	$665,302	$2,937,013	$2,665,332
Cost of revenue (1)	136,926	146,404	634,744	562,401

Gross profit	483,885	518,898	2,302,269	2,102,931

Operating expenses:
Selling and marketing (1)	215,873	235,046	1,101,403	992,560
General and administrative (1)	91,766	85,989	355,431	321,250
Technology and content (1)	52,426	51,268	208,952	182,483
Amortization of intangible assets	16,898	18,257	69,436	77,569
Impairment of goodwill	2,762,100	—	2,762,100	—
Impairment of intangible and other long-lived assets	233,900	—	233,900	—

Operating income (loss)	(2,889,078)	128,338	(2,428,953)	529,069

Other income (expense):
Interest income	5,795	8,709	30,411	39,418
Interest expense	(22,881)	(17,878)	(71,984)	(52,896)
Other, net	(12,164)	(5,154)	(44,178)	(18,607)

Total other expense, net	(29,250)	(14,323)	(85,751)	(32,085)

Income (loss) before income taxes and minority interest	(2,918,328)	114,015	(2,514,704)	496,984
Provision for income taxes	158,173	(49,884)	(5,966)	(203,114)
Minority interest in loss of consolidated subsidiaries, net	173	1,226	2,907	1,994

Net income (loss)	$(2,759,982)	$65,357	$(2,517,763)	$295,864

Net income (loss) per share available to common stockholders:
Basic	$(9.62)	$0.23	$(8.80)	$1.00
Diluted	(9.60)	0.22	(8.63)	0.94

Shares used in computing income (loss) per share:
Basic	286,873	283,823	286,167	296,640
Diluted	287,546	300,530	291,830	314,233

(1) Includes stock-based compensation as follows:
Cost of revenue	$499	$814	$2,253	$2,893
Selling and marketing	1,208	3,704	10,324	12,472
General and administrative	8,132	9,495	34,335	31,851
Technology and content	3,425	4,587	14,379	15,633

Total stock-based compensation	$13,264	$18,600	$61,291	$62,849

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$665,412	$617,386
Restricted cash and cash equivalents	3,356	16,655
Short-term investments	92,762	—
Accounts receivable, net of allowance of $12,584 and $6,081	267,270	268,008
Prepaid merchant bookings	66,081	66,778
Prepaid expenses and other current assets	103,833	76,828

Total current assets	1,198,714	1,045,655
Property and equipment, net	247,954	179,490
Long-term investments and other assets	75,593	93,182
Intangible assets, net	833,419	970,757
Goodwill	3,538,569	6,006,338

TOTAL ASSETS	$5,894,249	$8,295,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$625,059	$704,044
Accounts payable, other	150,534	148,233
Deferred merchant bookings	523,563	609,117
Deferred revenue	15,774	11,957
Accrued expenses and other current liabilities	251,238	301,001

Total current liabilities	1,566,168	1,774,352
Long-term debt	894,548	500,000
Credit facility	650,000	585,000
Deferred income taxes, net	189,541	351,168
Other long-term liabilities	212,661	204,886
Minority interest	52,937	61,935
Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	340	337
Authorized shares: 1,600,000
Shares issued: 339,525 and 337,057
Shares outstanding: 261,374 and 259,489
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	5,979,484	5,902,582
Treasury stock — Common stock, at cost	(1,731,235)	(1,718,833)
Shares: 78,151 and 77,568
Retained earnings (deficit)	(1,915,559)	602,204
Accumulated other comprehensive income (loss)	(4,662)	31,765

Total stockholders’ equity	2,328,394	4,818,081

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,894,249	$8,295,422

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2008	2007
Operating activities:
Net income (loss)	$(2,517,763)	$295,864
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	76,800	59,526
Amortization of intangible assets and stock-based compensation	130,727	140,418
Deferred income taxes	(209,042)	(1,583)
(Gain) loss on derivative instruments assumed at Spin-Off	(4,600)	5,748
Equity in loss of unconsolidated affiliates	979	2,614
Minority interest in loss of consolidated subsidiaries, net	(2,907)	(1,994)
Impairment of goodwill	2,762,100	—
Impairment of intangible and other long-lived assets	233,900	—
Foreign exchange (gain) loss on cash and cash equivalents, net	77,958	(12,524)
Realized loss on foreign currency forwards	55,175	—
Other	2,967	3,801
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	32,208	(44,363)
Prepaid merchant bookings and prepaid expenses	(15,072)	(32,378)
Accounts payable, merchant	(75,443)	101,068
Accounts payable, other, accrued expenses and other current liabilities	54,400	51,702
Deferred merchant bookings	(85,443)	142,608
Deferred revenue	3,744	1,562

Net cash provided by operating activities	520,688	712,069

Investing activities:
Capital expenditures, including internal-use software and website development	(159,827)	(86,658)
Acquisitions, net of cash acquired	(538,439)	(59,622)
Reclassification of Reserve Primary Fund holdings	(80,360)	—
Distribution from Reserve Primary Fund	64,387	—
Net settlement of foreign currency forwards	(55,175)	—
Purchase of short-term investments	(92,923)
Changes in long-term investments and deposits	1,155	(33,226)
Proceeds from sale of business to a related party	1,624	—

Net cash used in investing activities	(859,558)	(179,506)

Financing activities:
Credit facility borrowings	740,000	755,000
Credit facility repayments	(675,000)	(170,000)
Proceeds from issuance of long-term debt, net of issuance costs	392,348	—
Changes in restricted cash and cash equivalents	11,753	(6,494)
Proceeds from exercise of equity awards	6,353	55,038
Excess tax benefit on equity awards	3,191	95,702
Withholding taxes for stock option exercises	—	(121,208)
Treasury stock activity	(12,865)	(1,397,173)
Other, net	(979)	(844)

Net cash provided by (used in) financing activities	464,801	(789,979)
Effect of exchange rate changes on cash and cash equivalents	(77,905)	21,528

Net increase (decrease) in cash and cash equivalents	48,026	(235,888)
Cash and cash equivalents at beginning of year	617,386	853,274

Cash and cash equivalents at end of year	$665,412	$617,386

Supplemental cash flow information
Cash paid for interest	$53,459	$49,266
Income tax payments, net	179,273	78,345

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on both a merchant and agency basis.

•	Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service.

•	Agency bookings have historically related primarily to airline ticketing, with revenue generally recognized at the time the reservation is booked. Agency bookings now include hotel bookings from Venere, a European hotel provider we acquired in September 2008, and whose revenue is recognized at the time hotel stays occur.

•	Merchant bookings accounted for 39% of total gross bookings in the fourth quarter as compared to 41% in the prior year period. Our merchant mix declined primarily due to lower worldwide ADRs and the inclusion of hotel bookings from Venere.

•	Merchant bookings represented 43% of total gross bookings in both full years 2008 and 2007.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call and data centers, including telesales expense; (2) credit card expenses including merchant fees, charge backs and fraud; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services and (4) costs paid to suppliers for certain destination inventory.

•	Cost of revenue was 22.1% and 22.0% of revenue for the fourth quarters of 2008 and 2007. Excluding stock-based compensation, cost of revenue was 22.0% and 21.9% of revenue for the fourth quarters of 2008 and 2007. Cost of revenue excluding stock-based compensation increased 9 basis points as a percentage of revenue as increased costs associated with our data center and other projects offset efficiencies in customer service, telesales and fulfillment costs.

•	2008 cost of revenue was 21.6% of revenue compared with 21.1% in 2007. Excluding stock-based compensation, 2008 cost of revenue was 21.5% compared to 21.0% in 2007. The 54 basis point increase in cost of revenue excluding stock-based compensation as a percentage of revenue was primarily due to cost increases including our summer gas card promotion and costs associated with our data center and other projects.

•	Given potentially lower volumes and anticipated efficiencies in customer service, telesales, merchant fees and fulfillment, we expect cost of revenue to decrease in absolute dollars in 2009.

•	Cost of revenue includes depreciation expense of $4 million for the fourth quarters of 2008 and 2007, and $17 million and $15 million for full years 2008 and 2007.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the fourth quarter and full year periods of 2008 and 2007 were as follows (some numbers may not add due to rounding):

	Operating Expenses			As a % of Revenue			Operating Expenses			As a % of Revenue
	Three months ended			Three months ended
	December 31,			December 31,			Years Ended December 31,			Years Ended December 31,
						Δ in
	2008	2007	Growth	2008	2007	bps	2008	2007	Growth	2008	2007	Δ in bps
Selling and marketing	$214.7	$231.3	-7%	34.6%	34.8%	(19)	$1,091.1	$980.1	11%	37.1%	36.8%	38
General and administrative	83.6	76.5	9%	13.5%	11.5%	197	321.1	289.4	11%	10.9%	10.9%	7
Technology and content	49.0	46.7	5%	7.9%	7.0%	88	194.6	166.9	17%	6.6%	6.3%	36

Total operating expenses	$347.3	$354.5	-2%	55.9%	53.3%	266	$1,606.7	$1,436.3	12%	54.7%	53.9%	82
Operating expenses include $18 million and $12 million of depreciation expense for the quarters ended December 31, 2008 and 2007, and $60 million and $44 million for full years 2008 and 2007. The increase in depreciation expense in both periods primarily relates to technology and content depreciation related to capitalized software.
             Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to direct advertising expense, including television, radio and print spending, as well as traffic generation costs from search engines, internet portals and our private label and affiliate programs.

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o	Approximately 29% and 26% of selling and marketing expense in the fourth quarters ended December 31, of 2008 and 2007 relate to indirect costs including personnel in PSG, TripAdvisor, Egencia and Expedia Local Expert (“ELE”). Approximately 24% and 22% of full-year 2008 and 2007 selling and marketing expense related to these indirect costs.

o	The 7% decrease in selling and marketing expense in the fourth quarter was primarily due to decreased direct online and brand marketing to support our Expedia.com, hotels.com and European points of sale, offsetting increased personnel costs related to the TripAdvisor Media Network, and direct marketing spend to support our earlier stage Asia Pacific markets and recently acquired businesses.

o	Selling and marketing expense increased 11% for full year 2008 compared to 2007 primarily due to increased online and brand marketing at our international, Hotwire and TripAdvisor Media Network websites, as well as increased personnel to support our growth at TripAdvisor, PSG, Egencia and Europe.
     General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, information technology and human resources functions, and fees for professional services that typically relate to legal, tax and accounting engagements.

o	The 9% increase in general and administrative expense in the fourth quarter was primarily due to higher professional and legal fees, as well as inclusion of the general and administrative costs from Venere.

o	General and administrative expense increased 11% for full year 2008 compared to 2007 due to several factors including personnel and other costs related to our IT function, increased rent related to several new headquarters buildings (including $6 million in temporary double rent due to overlapping lease terms), increased costs for the TripAdvisor Media Network, higher legal expenses and the inclusion of costs from Venere.
     Technology and Content (non-GAAP)
o	Technology and content expense includes product development and content expenses principally related to payroll and related expenses, hardware and software expenditures and software development cost amortization.

o	The 5% and 17% increases in technology and content expense in the fourth quarter and year ended December 31, 2008 were due to increased personnel costs related to our higher growth businesses including TripAdvisor, Venere and Egencia, as well as amortization of capitalized software.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). We are currently utilizing a mix of options and RSUs for employee stock-based compensation.

•	Fourth quarter stock-based compensation expense was over $13 million, consisting of $11 million in expense related to RSUs and $3 million in stock option expense.

•	Fourth quarter stock-based compensation decreased $5 million compared to the prior year period primarily due to higher expense from a change in RSU forfeiture rate estimates in fourth quarter 2007.

•	Stock-based compensation expense for 2008 was $61 million, consisting of $50 million in RSU expense and $11 million in stock option expense. Stock-based compensation decreased $2 million from the prior year amount due to reduced stock option expense from fully-vested awards, partially offset by higher RSU expense.
Other, Net
•	Other, net primarily relates to foreign exchange gains and losses, and our portion of gains/losses in equity investments and, through the second quarter of 2008, gains and losses related to our Ask Notes (see below).

•	The $7 million increase in other, net loss for the fourth quarter primarily relates to a $12 million net foreign exchange loss in the fourth quarter of 2008, compared with a $7 million net foreign exchange loss in the prior year period.

•	The fourth quarter net foreign exchange loss increased primarily due to a change in classification of foreign exchange gains and losses on merchant air transactions. The change was made to more appropriately reflect merchant air revenues based on the underlying economics of such transactions. Absent the change, fourth quarter revenue and OIBA would have been $12 million lower and other, net would have been a $5 million net gain.

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•	Other, net loss increased $26 million in 2008 primarily due to a $21 million loss on Euros held to economically hedge the purchase price of a third quarter 2008 acquisition. In addition, we had a gain on our Ask Notes of $4 million in 2008 compared with a loss of $5 million in 2007, which nearly offset a $12 million federal excise tax refund received in 2007.

•	Foreign exchange losses in the fourth quarters of 2008 and 2007 include $0.3 million and $4 million in losses related to eLong’s U.S. dollar cash position and appreciation in Chinese Renminbi. Losses for both full year 2008 and 2007 were $9 million. eLong losses are excluded from calculations of adjusted net income and adjusted EPS.

•	During the third quarter of 2008 we began using foreign currency forward contracts for the purpose of economically hedging foreign-denominated liabilities. These contracts are typically 30 days in duration and recorded at fair value, with any gains or losses recorded in ‘Other, net’ on the consolidated statements of income. In the fourth quarter we expanded our use of forwards to hedge a portion of our foreign-denominated revenues.

•	At December 31, 2008 we were party to forward contracts with a notional value of $165 million and a mark-to-market loss of $1 million, which is recorded as a liability in ‘accrued expenses and other current liabilities.’

•	Total losses on forward contracts during the fourth quarter and full-year of 2008 were $35 million and $56 million, which were largely offset by corresponding gains on our foreign-denominated liabilities, resulting in a minimal net impact to ‘other, net.’
Income Taxes
•	The effective tax rates on GAAP pre-tax income were 5.4% and (0.2%) for the fourth quarter and year-ended December 31, 2008, compared with 43.8% and 40.9% in the prior year periods.

•	The effective GAAP rates for the fourth quarter and full year were significantly impacted by the impairment of goodwill, as a substantial portion of the impairment is not deductible for tax purposes.

•	The effective tax rates on pre-tax adjusted income (“ANI”) were 40.5% and 39.2% for the fourth quarter and year ended December 31, 2008 compared with 38.2% and 38.5% in the prior year periods.

•	The effective ANI rate increased for the fourth quarter primarily due to losses from foreign operations for which we did not recognize the related tax benefit and higher interest accruals related to uncertain tax positions, partially offset by lower state tax accruals. The effective rate increased for full year 2008 primarily due to higher interest accruals related to uncertain tax positions.

•	Effective GAAP and ANI rates historically are higher than the 35% federal tax rate primarily due to state taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in 2008 was $179 million, an increase of $101 million from the prior year primarily due to lower stock-based compensation related deductions.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to currencies of international markets in which we operate. Management believes investors may find it useful to assess growth rates with and without the impact of foreign exchange.

•	The estimated impact on worldwide and Europe growth rates from foreign exchange in the fourth quarter and year ended December 31, 2008 was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
		Y/Y growth	Impact on		Y/Y growth	Impact on
		rates excluding	Y/Y growth		rates excluding	Y/Y growth
		foreign	rates from		foreign	rates from
	Y/Y growth	exchange	foreign	Y/Y growth	exchange	foreign
	rates	movements	exchange	rates	movements	exchange
Three months ended Dec. 31, 2008
Gross Bookings	-11.1%	-7.7%	-3.4%	-11.4%	-1.5%	-9.9%
Revenue	-6.7%	0.7%	-7.4%	-13.6%	6.1%	-19.7%
OIBA	-17.0%	4.6%	-21.6%	-21.7%	14.0%	-35.7%

Twelve months ended Dec. 31, 2008
Gross Bookings	8.3%	7.0%	1.3%	17.9%	13.8%	4.1%
Revenue	10.2%	10.2%	0.0%	13.7%	14.2%	-0.5%
OIBA	4.2%	6.2%	-2.0%	4.0%	7.7%	-3.7%

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•	During the fourth quarter foreign currencies negatively impacted our growth rates due to depreciation in the Pound, Euro and Canadian Dollar, the three currencies most impacting our financial results.

•	We expect that our first quarter 2009 growth rates will be negatively impacted by the significant year over year depreciation in the Pound, Euro and Canadian Dollar. Should these currencies remain at current levels we would also expect a negative impact on full-year 2009 growth rates.

•	The negative impact of foreign exchange on our cash balances was $78 million in 2008, and is included in ‘effect of exchange rate changes on cash and cash equivalents’ on our statements of cash flows. This amount reflects a net decrease of $99 million from 2007 primarily due to the sharp depreciation in foreign currencies during the second half of 2008 compared with appreciating foreign currencies throughout 2007, as well as the $21 million loss related to holding Euros to finance a third quarter 2008 acquisition.
Acquisitions
•	The impact of acquisitions, primarily related to Venere, CarRentals.com and certain media content businesses, on the growth of gross bookings, revenue and OIBA in the fourth quarter and year ended December 31, 2008 is as follows (some numbers may not add due to rounding):

	Three Months Ended Dec. 31, 2008			Twelve Months Ended Dec. 31, 2008
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
	Y/Y growth	rates excluding	rates from	Y/Y growth	rates excluding	rates from
	rates	acquisitions	acquisitions	rates	acquisitions	acquisitions
Gross Bookings	-11.1%	-13.8%	2.7%	8.3%	7.1%	1.2%
Revenue	-6.7%	-9.8%	3.1%	10.2%	8.3%	1.9%
OIBA	-17.0%	-19.1%	2.1%	4.2%	1.9%	2.3%
Balance Sheet Notes
Cash, Cash Equivalents, Restricted Cash and Short-Term Investments
•	Cash, cash equivalents, restricted cash and short-term investments totaled $762 million at December 31, 2008. This amount includes $47 million of cash and $93 million of short-term investments at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.

•	During the third quarter of 2008 we were unable to redeem an $82 million money market investment in the Reserve Primary Fund (the “Fund”), due to the Fund’s inability to fully honor redemptions related to its holdings of Lehman Brothers debt securities. As a result, we reclassified our holdings in the Fund from ‘cash and cash equivalents’ to ‘prepaid expenses and other current assets,’ and recorded a $1 million loss in ‘other, net,’ representing our anticipated losses in the Fund related to the Lehman securities.

•	During the fourth quarter of 2008 we successfully redeemed $64 million from the Fund, and included that amount in ‘cash and cash equivalents.’ The Fund is scheduled to make an additional redemption during the week of February 16, 2009, which would result in net cash proceeds to Expedia of approximately $5 million, leaving an unredeemed balance of $11 million in ‘prepaid expenses and other current assets.’

•	The $127 million increase in cash, cash equivalents, restricted cash and short-term investments for 2008 principally relates to $698 million in OIBA, net long-term debt and credit facility borrowings of $457 million and non-cash depreciation of $77 million, partially offset by $538 million in acquisitions, $179 million in cash tax payments, $160 million in capital expenditures, $134 million use of cash from net changes in operating assets and liabilities other than taxes and interest, $53 million in interest payments and $16 million related to the reclassification of our investment in the Fund.
Accounts Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertisers as well as receivables related to agency transactions including those due from airlines and global distribution systems.

•	Accounts receivable decreased $1 million from December 31, 2007 as the decrease in credit card receivables related to lower merchant gross bookings offset increased receivables from our growing media, European agency hotel and managed corporate travel businesses.

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Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. Prepaid merchant bookings were roughly flat in 2008 compared with 2007 as merchant air bookings growth was limited.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance. These amounts increased $27 million over 2007 due to the reclassification of $16 million related to our remaining Reserve Fund investment from cash to ‘prepaid expenses and other current assets,’ and an $11 million increase in prepaids related to growth in our businesses.
Property and Equipment, net
•	Property and equipment, net increased $68 million due primarily to leasehold improvements associated with our various headquarters moves, server, network and other hardware equipment additions and capitalized software development, which were partially offset by depreciation expense and an $11 million long-term asset impairment.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments and capitalized debt issuance costs.

•	Long-term investments and other assets decreased $18 million from December 31, 2007 principally related to the reduction in collateral related to cross-currency swap agreements we terminated during the third quarter of 2008.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of hotels.com, Expedia.com and Hotwire.

•	Primarily as a result of a decline in the market value of Expedia’s capitalization, we performed an interim impairment test on December 1 which resulted in fourth quarter write-downs of $2.76 billion in goodwill and $223 million in intangible assets with indefinite lives.

•	$690 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks. This amount decreased $178 million, primarily due to the above impairment, partially offset by a $48 million increase due to several acquisitions in 2008, including Venere, VirtualTourist, CarRentals.com and OneTime.

•	There was no cash tax impact from the goodwill and intangible impairments.

•	$144 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $17 million for the fourth quarter and $69 million for full year 2008, compared with $18 million and $78 million for the prior year periods. The decreases were primarily due to the completed amortization of earlier period technology and supplier intangible assets. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $36 million in 2009 and $28 million in 2010.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	For the year ended December 31, 2008, the change in deferred merchant bookings and accounts payable, merchant was a net use of cash of $161 million compared with a net source of cash of $244 million in 2007 due primarily to lower growth in our merchant hotel business in the second half of 2008 compared with the second half of 2007.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business.

•	Accounts payable, other increased $2 million primarily due to increased professional fees and other expenses, mostly offset by a decrease in accrued marketing expenses.

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Accrued Expenses and Other Current Liabilities
•	Accrued expenses principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, and accrued interest on our various debt instruments.

•	Accrued expenses and other current liabilities decreased $50 million primarily due to our payment of additional acquisition consideration based on financial performance of the acquiree, the conversion of our remaining Ask Notes (see below) and lower bonus accruals, partially offset by higher interest expense accruals related to our 8.5% Notes (see below), taxes payable and rent accruals associated with our various headquarters moves.
Ask Derivative Liability
•	In connection with IAC’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion (“Ask Notes”). These shares were included in diluted shares from the date of our spin-off from IAC.

•	During the second quarter of 2008 the remaining Ask Notes were converted.

•	A $15 million liability for the Ask Notes was included in ‘accrued expenses and other current liabilities’ on the December 31, 2007 balance sheet.

•	For 2008 we recorded a net gain of $4 million related to the Ask Notes due to decreases in our share price during the time periods prior to conversion. In 2007 we recorded a net loss of $5 million related to increases in our share price during the year. These gains and losses were recorded in ‘other, net’ on our consolidated statements of operations and were excluded from both OIBA and adjusted net income for the corresponding periods.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. As of December 31, 2008, we had $650 million in borrowings outstanding under the facility. We intend to repay $550 million of that amount by February 20, 2009.

•	Related to our goodwill and intangibles impairment, we recently amended our credit facility to replace our tangible net worth covenant with a minimum interest coverage covenant. As part of this amendment several financial covenant levels were tightened, and pricing on our borrowings increased by 200 basis points.

•	At our discretion we can choose a base rate equal to (1) the greater of the Prime rate or the Federal Funds Rate plus 50 basis points or LIBOR plus 100 basis points or (2) various durations of LIBOR. Current draws are based on 1-month LIBOR.

•	Outstanding borrowings under the facility bear interest reflecting our financial leverage, which based on our December 31, 2008 financials and amended pricing would equate to the base rate plus 287.5 basis points.

•	Outstanding letters of credit under the facility as of December 31, 2008 were $58 million, which amount is applied against our $1 billion borrowing capacity under the facility.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premium of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

•	As of December 31, 2008 we were in compliance with the financial covenants under our debt facilities.

•	Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1, beginning with January 1, 2009. Accrued interest related to these notes was $32 million at December 31, 2008 and is classified as ‘accrued expenses and other current liabilities’ on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities increased $8 million due to an $18 million increase for uncertain tax positions recorded under FIN 48 primarily related to acquired companies and $17 million in deferred rent related to lease incentives on our new headquarters, partially offset by the termination of cross-currency swaps during the third quarter and the reclassification of certain liabilities to ‘accrued expenses and other current liabilities’ as they became current.

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Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 61% interest (55% fully-diluted) and results for which are consolidated for all periods presented.

•	Minority interest decreased $9 million in 2008, primarily reflecting the minority owners’ share of eLong’s 2008 losses, as well as share repurchases by eLong during the year.
Purchase Obligations and Contractual Commitments
•	At December 31, 2008 we have agreements with certain vendors under which we have future minimum obligations of $22 million in 2009 and $10 million in 2010. These minimum obligations are primarily for software and telecom services. These obligations are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. Approximately $2 million was drawn on the line of credit and no amounts were drawn on the credit facility as of December 31, 2008.

•	In June 2007 we entered into a lease for new headquarters office space located in Bellevue, Washington for which we recognized rent expense beginning April 2008 in addition to rent expense on our now previous location. The ten-year term and cash payments related to this lease began in November 2008, at which point we ceased recognizing double rent, which amounted to $6 million in 2008.

•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after December 31, 2008 are $39 million for 2009, $37 million for 2010, $35 million for 2011, $34 million for 2012, $28 million for 2013 and $93 million for 2014 and thereafter.
Common Stock
•	In 2007 we completed two tender offers to purchase a total of 55 million shares of Expedia, Inc. at an average price of $25.18 for a total cost of $1.39 billion, excluding fees and expenses. The Company used $500 million in available borrowings under its revolving credit facility and approximately $885 million in cash to fund the tender offers. The Company’s directors and executive officers and Liberty Media Corporation did not tender any shares.

•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of January 23, 2009.
Warrants
•	As of December 31, 2008 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $773 million (representing an average of approximately $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, which, if exercised in full, would entitle the holders to acquire 16.1 million common shares of Expedia, Inc. for an aggregate average exercise price of $26.

•	26.0 million warrants were publicly-traded prior to their expiration on February 4, 2009. Approximately 200 warrants for 100 common shares were exercised prior to expiration.
Shelf Registration
•	In October 2007 we filed a shelf registration statement with the SEC, under which we may offer from time to time debt securities, guarantees of debt securities, preferred stock, common stock or warrants. The shelf registration statement expires in October 2010.

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Stock-Based Awards
•	At December 31, 2008 we had 18.9 million stock-based awards outstanding, consisting of stock options to purchase 9.8 million common shares with a $23.29 weighted average exercise price and weighted average remaining life of 4.83 years, and 9.0 million RSUs.

•	During the fourth quarter 2008 we granted 0.5 million RSUs, primarily related to new hire grants, and 1.3 million option awards in association with our announced organizational realignment.

•	For 2008, total equity grants were 5.4 million, or 3.4 million net of cancellations, expirations and forfeitures.

•	In October 2007 Expedia’s Chairman and Senior Executive exercised options to purchase 9.5 million shares. 2.3 million shares were withheld by Expedia to cover the exercise price and 3.5 million shares were withheld to cover tax obligations, with a net delivery to Mr. Diller of 3.7 million shares. Expedia cancelled all withheld shares and made the required tax payments of $121 million in connection with Mr. Diller’s exercise, which payments appear in ‘Financing Activities’ on our Statement of Cash Flows for the year ended December 31, 2007.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the fourth quarters and years ended December 31, 2008 and 2007 are as follows (in 000’s):

	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
Shares	12.31.08	12.31.07	12.31.08	12.31.07

Basic shares	286,873	283,823	286,167	296,640
Options	126	3,063	904	7,384
Warrants	—	10,685	3,698	7,574
Derivative liabilities	—	463	191	510
RSUs	546	2,496	870	2,125
Fully diluted shares	287,546	300,530	291,830	314,233
Additional RSUs, Adjusted Income method	8,358	5,736	8,108	6,237
Adjusted diluted shares	295,904	306,266	299,938	320,470
•	The decrease in basic, fully diluted and adjusted diluted shares for the quarter and year ended December 31, 2008 as compared to the prior year periods primarily relates to less dilution from employee equity awards and outstanding warrants.

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material. For example, effective this quarter we have changed our reporting for hotel metrics from merchant hotel to merchant and agency hotel, with all prior period metrics reflecting that revision.

•	“Expedia Worldwide” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and worldwide Egencia businesses, as well as affiliates. “hotels.com Worldwide” gross bookings constitute bookings from all hotels.com-branded properties, including our international sites and affiliates. “Other” gross bookings constitute bookings from Hotwire, eLong, and all brands other than Expedia Worldwide and hotels.com Worldwide.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2007				2008						Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2007	2008	Q408	2008
Number of Transactions	10.9	11.8	11.9	10.5	12.6	13.0	12.6	10.7	45.1	48.9	2%	8%

Gross Bookings by Segment
North America	$3,559	$3,723	$3,519	$3,136	$4,087	$4,099	$3,561	$2,719	$13,937	$14,466	-13%	4%
Europe	940	939	1,074	919	1,257	1,223	1,272	814	3,872	4,566	-11%	18%
Other	425	466	465	466	559	611	580	487	1,823	2,237	4%	23%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$19,632	$21,269	-11%	8%

Gross Bookings by Brand
Expedia Worldwide Sites	$3,947	$4,034	$3,887	$3,547	$4,631	$4,552	$4,062	$2,974	$15,414	$16,219	-16%	5%
hotels.com Worldwide Sites	612	696	730	579	745	806	795	534	2,616	2,880	-8%	10%
Other	365	399	441	396	527	576	555	511	1,601	2,170	29%	36%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$19,632	$21,269	-11%	8%

Gross Bookings by Agency/Merchant
Agency	$2,850	$2,959	$2,808	$2,659	$3,301	$3,357	$3,058	$2,455	$11,277	$12,171	-8%	8%
Merchant	2,075	2,169	2,249	1,862	2,602	2,576	2,355	1,565	8,355	9,097	-16%	9%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$19,632	$21,269	-11%	8%

Revenue by Segment
North America	$406	$505	$534	$452	$494	$556	$569	$428	$1,898	$2,048	-5%	8%
Europe	110	145	183	169	146	186	212	146	607	690	-14%	14%
Other	34	39	42	45	47	53	52	47	160	199	4%	24%

Total	$551	$690	$760	$665	$688	$795	$833	$621	$2,665	$2,937	-7%	10%

Packages Revenue	$111	$132	$140	$128	$125	$137	$133	$95	$511	$490	-26%	-4%

TripAdvisor Media Network Revenue *	$43	$51	$58	$50	$72	$79	$85	$62	$202	$299	25%	48%

TripAdvisor Media Network OIBA *	27	29	27	22	35	45	44	26	104	150	21%	44%

Advertising and Media Revenue (Net)	37	44	51	51	64	74	79	65	183	282	29%	55%

OIBA by Segment
North America	$164	$227	$239	$192	$195	$248	$264	$192	$821	$899	0%	9%
Europe	26	43	68	71	30	58	72	55	208	216	-22%	4%
Other	(85)	(83)	(94)	(97)	(100)	(102)	(105)	(110)	(359)	(417)	-13%	-16%

Total	$104	$187	$213	$165	$126	$204	$231	$137	$669	$698	-17%	4%

Worldwide Hotel (Merchant & Agency) **
Room Nights	9.9	13.0	15.0	12.1	11.9	14.4	17.0	13.3	50.0	56.6	10%	13%
Room Night Growth	0%	8%	14%	17%	21%	11%	14%	10%	10%	13%	10%	13%
ADR Growth	11%	6%	8%	7%	4%	2%	-2%	-10%	8%	-2%	-10%	-2%
Revenue per Night Growth	16%	6%	6%	6%	1%	-1%	-5%	-19%	8%	-6%	-19%	-6%
Revenue Growth	16%	14%	21%	23%	21%	10%	8%	-12%	19%	6%	-12%	6%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	14%	15%	15%	11%	4%	-5%	-12%	12%	0%	-12%	0%
Airfare Growth	1%	-3%	2%	9%	8%	12%	11%	-2%	2%	7%	-2%	7%
Revenue per Ticket Growth	-20%	-18%	-5%	-2%	6%	9%	-2%	-4%	-12%	2%	-4%	2%
Revenue Growth	-16%	-7%	9%	13%	18%	14%	-7%	-16%	-2%	2%	-16%	2%

*	TripAdvisor Media Network Revenue and OIBA include intercompany amounts.

**	For Q4 2008 and full year 2008 merchant hotel nights stayed were 11.0 million and 48.2 million respectively, with merchant hotel revenue down 15% and up 5% respectively

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Notes & Definitions:
Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
North America – Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America. Includes 100% of TripAdvisor as it is managed in North America.
Europe – Reflects results for travel products and services provided through localized Expedia websites in Austria, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of Hotels.com in various European countries.
Other – Includes Egencia, Asia Pacific and unallocated corporate functions and expenses.
Worldwide Hotel – Reported on a stayed basis, and includes both merchant and agency model hotel stays.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income/( loss) plus: (1) stock-based compensation expense, (2) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (3) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation (including internal-use software and website development), which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this performance measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses such as stock-based compensation, and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of operations, including stock-based compensation, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of operations that have been, or ultimately will be, settled in cash and is defined as net income / (loss) available to stockholders plus net of tax (1) stock-based compensation expense, (2) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (3) one-time items, (4) mark to market gains and losses on derivative liabilities, (5) currency gains or losses on U.S. dollar denominated cash equivalents held by eLong, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them

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on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands)
OIBA	$137,084	$165,195	$697,774	$669,487
Amortization of intangible assets	(16,898)	(18,257)	(69,436)	(77,569)
Impairment of goodwill	(2,762,100)	—	(2,762,100)	—
Impairment of intangible and other long-lived assets	(233,900)	—	(233,900)	—
Stock-based compensation	(13,264)	(18,600)	(61,291)	(62,849)

Operating income (loss)	(2,889,078)	128,338	(2,428,953)	529,069

Interest expense, net	(17,086)	(9,169)	(41,573)	(13,478)
Other, net	(12,164)	(5,154)	(44,178)	(18,607)
Provision for income taxes	158,173	(49,884)	(5,966)	(203,114)
Minority interest in loss of consolidated subsidiaries, net	173	1,226	2,907	1,994

Net income (loss)	$(2,759,982)	$65,357	$(2,517,763)	$295,864

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Adjusted Net Income & Adjusted EPS

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except per share data)
Net income (loss)	$(2,759,982)	$65,357	$(2,517,763)	$295,864
Amortization of intangible assets	16,898	18,257	69,436	77,569
Stock-based compensation	13,264	18,600	61,291	62,849
Foreign currency loss on U.S. dollar cash balances held by eLong	328	3,636	8,586	8,642
Impairment of goodwill	2,762,100	—	2,762,100	—
Impairment of intangible and other long-lived assets	233,900	—	233,900	—
Federal excise tax refunds	—	—	—	(12,058)
(Gain) loss on derivative instruments assumed at Spin-Off	—	(190)	(4,600)	5,748

Amortization of intangible assets as part of equity method investments	719	839	2,593	2,324
Minority interest	(125)	(1,813)	(3,837)	(4,515)
Provision for income taxes	(202,225)	(7,181)	(236,641)	(40,539)

Adjusted net income	$64,877	$97,505	$375,065	$395,884

GAAP diluted weighted average shares outstanding	287,546	300,530	291,830	314,233
Additional restricted stock units	8,358	5,736	8,108	6,237

Adjusted weighted average shares outstanding	295,904	306,266	299,938	320,470

Diluted net income (loss) per share	$(9.60)	$0.22	$(8.63)	$0.94
Adjusted earnings per share	0.22	0.32	1.25	1.24
Free Cash Flow

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands)
Net cash provided by (used in) operating activities	$(246,841)	$(253,287)	$520,688	$712,069
Less: capital expenditures	(40,843)	(29,038)	(159,827)	(86,658)

Free cash flow	$(287,684)	$(282,325)	$360,861	$625,411

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands)
Cost of revenue	$136,926	$146,404	$634,744	$562,401
Less: stock-based compensation	(499)	(814)	(2,253)	(2,893)

Cost of revenue excluding stock-based compensation	$136,427	$145,590	$632,491	$559,508

Selling and marketing expense	$215,873	$235,046	$1,101,403	$992,560
Less: stock-based compensation	(1,208)	(3,704)	(10,324)	(12,472)

Selling and marketing expense excluding stock-based compensation	$214,665	$231,342	$1,091,079	$980,088

General and administrative expense	$91,766	$85,989	$355,431	$321,250
Less: stock-based compensation	(8,132)	(9,495)	(34,335)	(31,851)

General and administrative expense excluding stock-based compensation	$83,634	$76,494	$321,096	$289,399

Technology and content expense	$52,426	$51,268	$208,952	$182,483
Less: stock-based compensation	(3,425)	(4,587)	(14,379)	(15,633)

Technology and content expense excluding stock-based compensation	$49,001	$46,681	$194,573	$166,850

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Conference Call
Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2008 financial results and certain forward-looking information on Thursday, February 19, 2009 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 19, 2009 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by decreased adverse weather, bankruptcies, health risks war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2007, and subsequent Forms 10-Q.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides in-destination concierge service and activity desks for travelers. The Expedia, Inc. portfolio of brands includes: Expedia.com® , hotels.com®, Hotwire®, Egencia™, TripAdvisor®, Expedia Local Expert™, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 60 global points of sale in more than 40 countries, with sites in North America, South America, Latin America, Europe, Middle East, Africa and Asia Pacific. Expedia, Inc. is a component of the S&P 500 index. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).
Trademarks and company names are the property of their respective owners.
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2009 Expedia, Inc. All rights reserved. CST: 2029030-40

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